SPECIMEN
                    MINISTRY PARTNERS INVESTMENT CORPORATION
                                  CLASS A-1 NOTE

 SERIES___________

 PRINCIPAL AMOUNT: $____________________     ISSUANCE DATE:________, 199_
 [INTEREST REINVESTMENT ELECTED,             _________________, California
 See Section 5 Below]

 THIS NOTE IS SUBJECT TO THE PROVISIONS OF A STANDBY TRUST AGREEMENT DATED November 19, 1997, which authorizes the issuance of up to $25,000,000 of Class A-1 Notes.

  1. Principal and Interest. For value received, MINISTRY PARTNERS INVESTMENT CORPORATION, a California corporation ("Maker"), hereby promises to pay to the order of the registered holder of this Note ("Holder"), at such address of Holder as is set forth on the records of Maker, or at such other place as Holder may designate in writing to Maker, the principal sum of ____________________________________
  Dollars ($___________) (hereafter the "Principal"). This Note shall bear interest from the date hereof on the unpaid Principal balance until paid at the rate of___________ Percent (____%) per annum. Interest accruing hereunder shall be calculated on the basis of a 365-day year for actual days elapsed.

    2. Manner and Form of Payment. This Note shall be payable interest only, in arrears, on the fifth day of ________ and on the fifth day of each month thereafter until _________ (the "Payment Date"), on which date the unpaid balance of principal and accrued interest shall be due and payable. All Principal and interest shall be payable in lawful money of the United States of America. All payments made hereunder shall be applied first to the payment of accrued interest and the balance remaining to the payment of Principal.

    3. Loan and Standby Trust Agreement. As a condition to the issuance of this Note, Holder agrees to adopt and to be bound by the terms and conditions of the Loan and Standby Trust Agreement dated November 19, 1997 (the "Loan Agreement"), the terms and conditions of which are incorporated herein by reference.

    4. Events of Default. This Note shall be subject to each of the Events of Default and remedies set forth in the Loan Agreement. In order to cure Payment Default, Maker must mail to the Holder, or direct deposit if that option is selected, the amount of the nonpayment plus a late payment penalty equal to simple interest on the amount unpaid at the rate of ___% per annum, measured from the date the payment should have been mailed, deposited or credited pursuant to the terms of this Note until the date it actually is mailed, deposited or credited.


                                  Exhibit A
   If an Event of Default occurs and is continuing, then and in every such case the Holders of not less than a Majority in Principal Amount of the Outstanding Notes may appoint a Trustee to represent the interest of all the Holders pursuant to the Loan Agreement as provided therein. No Holder shall have the right to institute or continue any proceeding, judicial or otherwise, with respect to the Notes except pursuant to the Loan Agreement.

    Under the Loan Agreement, the Trustee, at the direction of the Majority Vote of the Holders may, declare all the Notes to be due and payable immediately and take any action allowed by law to collect such amounts. Notwithstanding the foregoing, in the case of an Event of Default arising from events of bankruptcy or insolvency with respect to Maker, all Outstanding Notes will become due and payable without further action or notice.

    5. Interest Reinvestment. If the Holder has elected to reinvest interest payable on the Note (the "Interest Reinvestment Election"), Maker shall defer all interest payable on its Note until the Payment Date by increasing the Principal Amount by an amount equal to each interest payment otherwise payable on this Note, as of the Payment Date of such interest payment. Interest shall be payable on such increased Principal Amount thereon in the manner otherwise provided herein.

    6. Prepayment of Note. The Maker may at any time, upon not less than thirty (30) nor more than sixty (60) days prior written notice to the Holder, elect to prepay the Principal Amount in whole or in part, and by delivering to the Holder payment equal to such amount of prepayment plus accrued and unpaid interest thereon through such date of prepayment. Notice of prepayment shall be mailed by first class mail to Holder. If less than all of the Series of the Note is prepaid, Maker shall prepay all Notes of the Series on a pro rata basis. In the event of such prepayment, a new Note in principal amount equal to the unpaid principal amount of the original Note shall be issued in the name of Holder and the original Note shall be cancelled. On and after the prepayment date, interest shall cease to accrue on the portion of the Principal Amount prepaid. The foregoing obligation to prepay a Series of Notes on a pro rata basis herein shall not in any manner limit the Maker's right to repurchase or prepay any Note on a voluntary basis agreed to by the holder thereof, including any prepayment of the Note prior to maturity as described below.

    7. Early Presentment. Holder may upon written notice to Maker, request prepayment of the Note at any time prior to maturity. In such event, Maker shall determine in Maker's sole judgment, whether to so prepay the Note. In the event Maker determines to prepay the Note, it shall prepay (i) an amount equal to the unpaid balance of the Principal Amount, plus (ii) the accrued but unpaid interest through the date of prepayment, less (iii) an amount equal to the lessor of three (3) months interest on the balance of the unpaid Principal Amount or one-sixth of the interest payable on the Note during its original term.

    8. Amendment, Supplement and Wavier. Pursuant to the Loan Agreement, the Notes may be amended or supplemented by a Majority Vote of the Holders and any Default, Event of Default, compliance or noncompliance with any provision of the Notes may be waived by a Majority Vote of the Holders, provided that any such amendment or supplement affecting the term, interest rate and other terms of the Notes must be ratable and proportionate in effect on all Holders of the then outstanding Notes based on the aggregate amount of principal and interest and penalty payments due them.

    9. Waivers. The Maker waives demand for payment, presentment for payment, protest, notice of protest, notice of dishonor, notice of nonpayment, notice of acceleration or maturity, diligence in taking any action to collect sums owning hereunder.

    10. Separability. In case any provision in this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

    11. California Law; Jurisdiction. This Note is made in the State of California and the provisions hereof shall be construed in accordance with the laws of the State of California, except to the extent preempted by federal law; and such parties further agree that in the event of a default hereunder, this Note may be enforced in any court of competent jurisdiction in the State of California, and they do hereby submit to the jurisdiction of such court regardless of their residence or where this Note or any endorsement hereof may have been executed.

                           MINISTRY PARTNERS INVESTMENT CORPORATION

                            By:____________________________________